Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Century Communities, Inc. Amended and Restated 2017 Omnibus Incentive Plan of our reports dated February 12, 2019, with respect to the consolidated financial statements of Century Communities, Inc. and the effectiveness of internal control over financial reporting of Century Communities, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
May 9, 2019